EXHIBIT 99.1
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NEWS RELEASE                                                        CELSION(TM)
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For Further Information Contact:

Tony Deasey          Steve Chizzik/         Richard Cooper/Jennifer Zimmons
Celsion Corporation   Ira Weingarten        Strategic Growth International, Inc.
410.290.5390         Equity Communications  212.838.1444
tony@celsion.com     973.912.0980           info@sgi-ir.com
                     chizz1@comcast.net     ---------------

CELSION DEMANDS IMMEDIATE END TO UNAUTHORIZED TRADING ON BERLIN-BREMEN STOCK EXCHANGE

COLUMBIA, MD - MAY 28, 2004: CELSION CORPORATION (AMEX: CLN) announced today that it has learned that its common stock has been listed on the Berlin-Bremen Stock Exchange without the Company's prior knowledge, consent or authorization.

The Company, through its counsel, has contacted the Berlin-Bremen Stock Exchange and has demanded an immediate halt to trading in Celsion's stock, as well as an immediate delisting of the stock.

Tony Deasey, Celsion's Executive Vice President and Chief Financial Officer, said, "We did not apply for this listing. We were not consulted or contacted by anyone at the Exchange, either before or after we were listed, and we certainly did not request or consent to the listing. We have no interest in trading on the Berlin-Bremen Exchange and are disturbed by media reports that brokers have been using such listing as a mechanism for manipulating the price of U.S. stocks. Therefore, our attorneys have demanded an immediate end to trading and immediate delisting from the Exchange."

ABOUT CELSION: Celsion Corporation, based in Columbia, Maryland, is a biotechnology company dedicated to the development and commercialization of treatment systems for cancer and other diseases using focused-heat energy, either administered alone, or in combination with other therapeutic devices, heat activated genes and heat activated drugs.

In January 2003, Celsion entered into a strategic alliance with Boston Scientific Corporation (NYSE:BSX) in which Boston Scientific will initially distribute Celsion's BPH product worldwide. Boston Scientific currently owns approximately 7% of Celsion's outstanding stock.

Celsion has research, license or commercialization agreements with leading institutions such as the National Institute of Health, Duke University Medical Center, Massachusetts Institute of Technology, Harbor UCLA Medical Center, Montefiore Medical Center and Memorial Sloan-Kettering Cancer Center in New York City, Roswell Park Cancer Institute in Buffalo, New York, and Duke University. For more information on Celsion, visit our website: www.celsion.com.

Celsion wishes to inform readers that forward-looking statements in this release are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Readers are cautioned that such forward-looking statements involve risks and uncertainties including, without limitation, unforeseen changes in the course of research and development activities and in clinical trials by others; possible acquisitions of other technologies, assets or businesses; possible actions by customers, suppliers, competitors, regulatory authorities; and other risks detailed from time to time in the Company's periodic reports filed with the Securities and Exchange Commission.